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                                                                     EXHIBIT 4.1



                             MODIFICATION AGREEMENT

                  This modification agreement is dated as of January 22, 1996, and is among POPE & TALBOT, INC., A Delaware corporation (the "Borrower"), UNITED STATES NATIONAL BANK OF OREGON ("U.S. Bank"), CIBC INC. ("CIBC"), ABN AMRO BANK N.V. ("ABN"), BANK OF AMERICA ILLINOIS ("BofA"), and WACHOVIA BANK OF GEORGIA, N.A. ("Wachovia").

                                    Recitals

                  A. U.S. Bank, CIBC, ABN, BofA, and Wachovia (individually a "Bank" and collectively the "Banks") are parties to a credit agreement dated as of May 6, 1992, as modified (the "Credit Agreement"). All of the capitalized terms used in this modification agreement (this "Agreement") are defined by the Credit Agreement.

                  B. The Borrower has signed an agreement to sell certain of the assets of its diaper line of business (the "Diaper Assets").

                  C. The Borrower and the Banks desire to enter into this Agreement to consent to the Borrower's sale of the Diaper Assets and to make certain modifications to the Credit Agreement.

                  NOW, THEREFORE, for value, the Borrower and the Banks agree that:

1. Consent to Transfer of Assets. The Banks consent to the Borrower's sale of the Diaper Assets subject to the Borrower's payment of at least $43,000,000 of the net proceeds of sale to the Banks for partial repayment of the outstanding Loans in accordance with their respective percentages of the Aggregate Commitment ("prorata"). Upon such payment, the Aggregate Commitment will be automatically reduced to $75,000,000 which will reduce each of the Bank's Individual Commitment on a prorata basis.

2. Modification Fee. The Borrower will pay a modification fee of $62,500 to the Banks on the date that this Agreement is signed. The fee will be shared by the Banks on a prorata basis. If the amount of money specified in section 1 to be paid to the Banks from the sale of the Diaper Assets is not received by the Agent on or before March 31, 1996, then the Borrower will pay an additional fee of $62,500 to the Banks on March 31 1996, which also will be shared by them on a prorata basis.

3. Interest Coverage Ratio. The Banks hereby waive the Borrower's compliance with the Interest Coverage Ratio for the 4th quarter of the 1995 Fiscal Year. For the first three quarters of the 1996 Fiscal Year, the Borrower's compliance with the Interest Coverage Ratio will be tested on a cumulative, but not on a rolling four-quarter, basis and then will revert to a rolling four-quarter basis as of the end of the 1996 Fiscal Year and for all


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         quarters thereafter. The Borrower must achieve or exceed an Interest
         Coverage Ratio of at least 2.25 to 1 for the 1st quarter of the 1996 Fiscal Year, 2.75 to 1 through the 2nd quarter of the 1996 Fiscal Year,
         3.50 to 1 through the 3rd quarter of the 1996 Fiscal Year, and 3.50 to 1 for the entire 1996 Fiscal Year. The failure to achieve or exceed such Interest Coverage Ratio will constitute an event of Default under the Loan Documents.

4. Capital Expenditures and Investments. The Borrower promises and agrees that the total of all of its consolidated capital expenditures(1)(which will not include expenditures funded by insurance proceeds to repair or rebuild following an insured casualty and which will net out the value of any trade-ins on equipment items) made after January 1, 1996, and investments (which will not include overnight or very short-term cash management activities) made after January 1, 1996, will not exceed $25,000,000 in the aggregate in any Fiscal Year starting with the 1996 Fiscal Year. The Borrower may not carry over the unused part of such allowance from one fiscal year to the next. Any note that the Borrower holds which is referred to by the Borrower and the Banks as a "Grays Harbor note" will be excluded from the term "investments."

5. Security Interest in Inventory and Accounts. The Borrower and each Significant Subsidiary will promptly:

         a. Sign and deliver to the Agent a security agreement in the form required by the Agent to create a security interest in such person's present and after-acquired inventory (including raw materials, supplies, work in process, and finished goods) and accounts, products and proceeds, and the books and records related thereto (the "Collateral(2)") to secure payment and performance of the Borrower's present and future debts, liabilities, and obligations to the Banks under the Loan Documents and the Borrower's P&T, Wis Liability (which was identified in the modification agreement dated as of October 16,
                1995) (collectively, the "Secured Obligations");

         b. Sign and deliver to the Agent financing statements (or other appropriate filings, in the case of Canada) in the form required by the Agent to perfect such security interest in all appropriate jurisdictions (including Oregon, South Dakota, Wyoming, Pennsylvania, Wisconsin, and Canada) and proper places; and



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       (1)Expenditures for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs, and improvements) which should be capitalized under generally accepted accounting principles on the consolidated balance sheet.

       (2)The Diaper Assets will not be included in the Collateral initially, but the Borrower will sign and deliver documents appropriate for creating and perfecting a security interest in the Diaper Assets to secure payment and performance of the Secured Obligations on or about April 1, 1996, unless the Borrower has closed the sale of the Diaper Assets and paid the $43,000,000 of net proceeds to the Banks before that date.


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         c.     Reimburse the Agent for the out-of-pocket cost and expense incurred by the Agent in creating and perfecting such security interest, including reasonable attorney fees.

         The failure of the Borrower or any Significant Subsidiary to deliver such security documents or to otherwise cooperate in creating and perfecting such security interests within 15 days following preparation of appropriate documents by the Agent and delivery of such documents to the Borrower or the Significant Subsidiary who is to sign such documents will be an event of Default under the Loan Documents.

         Notwithstanding the foregoing, no significant Subsidiary which is a "controlled foreign corporation" for the purposes of Section 956 of the Internal Revenue Code (the "Code") will be required to grant a security interest if the granting of such security interest would be deemed to be dividend income taxable to the Borrower under Section 956 of the code. In such event, however, the Borrower will pledge to the Agent the maximum number of shares of stock in such Significant Subsidiary as are possible under Section 956 of the code without triggering such tax liability as additional security for payment and performance of the Secured Obligations and the Significant Subsidiary separately will promise and agree in writing with the Agent that the Significant Subsidiary will not transfer (sell, lease, encumber, grant security interests, or otherwise dispose of) any significant or essential part of or interest in its assets or incur any additional debts or liabilities in any significant amount unless such transfer or incurrence of indebtedness occurs in the ordinary course of business, is permitted by the Credit Agreement, or has been approved in advance and in writing by the Agent. Such pledge and negative pledge agreement will be signed and delivered (and the certificates for the pledged stock delivered) within the same period of time that is allowed for signing and delivering security documents.

6. Miscellaneous. The parties agree to issue any additional documents and instruments reasonably necessary to effectuate the objectives of this Agreement. The Loan Documents will continue in full force and effect as modified by this Agreement. This Agreement may be signed in one or more counterparts but all such counterparts will constitute but one agreement. The Loan Documents, as modified by this Agreement, are intended to be the complete, final, and exclusive statement of the terms upon which the Banks make their Individual Commitments to the Borrower and the Borrower promises to repay the Loans.


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7.       Effective Date. This Agreement will become effective only when U.S.
         Bank, in its capacity as administrative agent for Banks (the "Agent"), has received (a) by facsimile the signature page signed by the Borrower and the signature page(s) signed by the Majority Banks and (b) the modification fee.

         If the Borrower or a Bank delivers a facsimile of its signature, such delivery will constitute the promise of such person to deliver sufficient copies of the manually signed signature page for distribution to each other part of the Credit Agreement.



POPE & TALBOT, INC.                         UNITED STATES NATIONAL BANK
                                                     OF OREGON

By  /s/ Carlos M. Lamadrid                  By  /s/ Janice T. Thede
   ------------------------------------        ---------------------------------
         Carlos M. Lamadrid                          Janice T. Thede
         Chief Financial Officer                     Vice President

CIBC INC.                                   ABN AMRO BANK N.V.

                                            By ABN AMRO NORTH AMERICA, Inc.,
By /s/ Ray Mendoza                               its agent
   ------------------------------------
         Ray Mendoza
         Vice President

                                            By  /s/ Leif Olsson
                                               ---------------------------------

                                            By  /s/ David McGinnis
                                               ---------------------------------
                                                     David McGinnis
                                                     Vice President and Director


BANK OF AMERICA ILLINOIS                       WACHOVIA BANK OF GEORGIA,
                                               NATIONAL ASSOCIATION


By  /s/ Michael J. Balok                    By  /s/ William F. Hamlet
   ------------------------------------        ---------------------------------
         Michael J. Balok                            William F. Hamlet
         Managing Director                           Senior Vice President


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